Exhibit 99.1
IP Strategy Announces Reverse Stock Split
Gig Harbor, WA – April 21, 2026 – IP Strategy Holdings, Inc. (Nasdaq: IPST) (“IP Strategy” or the “Company”), the first company to adopt a treasury reserve policy centered on the $IP token, today announced that its Board of Directors has approved a 1-for-20 reverse stock split of the Company’s common stock. The reverse stock split is expected to become effective at 12:01 a.m. on April 23, 2026, and the Company’s common stock is expected to begin trading on the Nasdaq Capital Market on a split-adjusted basis when the market opens on April 23, 2026 under its existing ticker symbol, “IPST.” The new CUSIP number will be 42727R 302.
Upon effectiveness, every twenty (20) shares of the Company’s issued and outstanding common stock will be automatically combined into one (1) share of common stock. The reverse stock split will not affect the number of authorized shares of common stock or preferred stock, the par value of the common stock, or the rights of stockholders, except for adjustments resulting from the treatment of fractional shares. No fractional shares will be issued; stockholders who would otherwise receive a fractional share will be entitled to a cash payment in lieu thereof equal to the product of the closing sale price of the common stock on the Nasdaq Capital Market on April 22, 2026 and the amount of the fractional share. The reverse stock split will apply to the shares of common stock issuable upon the exercise of outstanding warrants and stock options, with proportionate adjustments to be made to the exercise prices thereof.
The reverse stock split is intended to bring the Company into compliance with Nasdaq’s minimum bid price requirement and to improve the marketability and liquidity of IP Strategy’s common stock. At the Special Meeting of Stockholders held on April 10, 2026, the Company’s stockholders authorized the Company’s board of directors to effect a reverse stock split with a ratio ranging from 1-for-3 up to 1-for-20.
Stockholders holding shares through a broker, bank, or other nominee will have their positions automatically adjusted to reflect the reverse stock split and will not need to take any action. Registered stockholders holding shares in book-entry form will have their accounts automatically updated as well.
About IP Strategy
IP Strategy (Nasdaq: IPST) is the first Nasdaq-listed company to hold $IP tokens as a primary reserve asset and operate a validator for the Story Protocol. The Company provides public market investors broad exposure to the $80 trillion programmable intellectual property economy in a regulated equity format. IP Strategy’s treasury reserve of $IP tokens provides direct participation in the Story ecosystem, which enables on-chain registration, licensing, and monetization of intellectual property.
More information can be found at www.ipstrategy.co.
About Story / $IP Token
Story is the AI-native blockchain network powering the $IP token and making intellectual property programmable, traceable, and monetizable in real time. Backed by $136 million from a16z crypto, Polychain Capital, and Samsung Ventures, Story launched its mainnet in February 2025 and has rapidly become a leading infrastructure for tokenized intellectual property. Story allows creators and enterprises to turn media, data, and AI-generated content into legally enforceable digital assets with embedded rights, enabling automated licensing and new markets for intellectual property across AI and entertainment.
Forward-Looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, but are not limited to, the timing and impact of the reverse stock split, the marketability and liquidity of the Company’s common stock and the Company’s ability to regain compliance with Nasdaq’s continued listing standards.
Any forward-looking statements in this press release are based on IP Strategy’s current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the timing and effectiveness of the reverse stock split, that a reverse stock split, if completed, may not result in the sustained price increase needed to regain Nasdaq compliance, the Company's ability to regain compliance with Nasdaq’s continued listing standards, volatility of the Company’s common stock and any correlation between the Company’s stock price and the price of $IP tokens. These and other risks concerning IP Strategy are described in additional detail in its latest annual report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 14, 2026 and any other subsequent filings with the SEC. IP Strategy explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.
Investor Contact
(800) 595-3550
ir@ipstrategy.co